Exhibit (a)(1)(N)

Business solutions through information technology	ISO 9001 Certified

CGI Group Inc.
1130 Sherbrooke St. W.
5th Floor
Montreal, Quebec
H3A 2M8
Tel. (514) 841-3200
Fax. (514) 841-3299
www.cgi.com

PRESS RELEASE	FOR IMMEDIATE RELEASE

CGI completes tender offer for shares of AMS

Montreal, Quebec — April 30, 2004 — CGI Group Inc. (TSX: GIB.A; NYSE: GIB) (“CGI”) today announced that its wholly-owned subsidiary, CGI Virginia Corporation (“CGI Virginia”), has completed its cash tender offer to purchase all of the outstanding shares of common stock of American Management Systems, Incorporated (Nasdaq: AMSY) (“AMS”) for $19.40 per share, net to the seller in cash and without interest. The offer expired at 12:00 Midnight, Eastern time, on Thursday, April 29, 2004.

CGI has been advised by Computershare Trust Company of New York, the depositary for the tender offer, that as of the expiration of the tender offer, approximately 40.5 million shares (including approximately 1.7 million shares tendered subject to guaranteed delivery procedures) of AMS’s common stock, or approximately 94.8% of all of the outstanding shares of AMS’s common stock, had been validly tendered and not withdrawn. CGI Virginia intends to promptly accept and pay for all shares validly tendered and not withdrawn prior to the expiration of the tender offer.

It is expected that the tender offer will be followed by a merger of CGI Virginia with and into AMS. Pursuant to the terms of the merger, those AMS stockholders who did not tender their Shares in the tender offer (except those stockholders for which appraisal rights under the Delaware General Corporation Law are properly exercised) will have their shares converted into the right to receive $19.40 per share, net in cash and without interest, upon due presentation of a certificate(s) representing their shares to Computershare Trust Company of New York, as the “Paying Agent.” These stockholders will receive information in the mail on how to receive payment for their Shares.

Following the merger, AMS will become a wholly-owned subsidiary of CGI and concurrently the U.S. assets of the Defense and Intelligence Group of AMS will have been purchased by CACI International Inc. (NYSE: CACI).

About CGI
Founded in 1976, CGI is among the largest independent information technology and business process services firms in North America. CGI and its affiliated companies employ approximately 20,000 professionals. CGI provides end-to-end IT and business process services to clients worldwide from offices in Canada, the United States, Europe, as well as centers of excellence in India and Canada. CGI’s annualized revenue run rate is currently CDN$2.8 billion (US$2.1 billion) and at December 31, 2003, CGI’s order backlog was CDN$12.2 billion (US$9.3 billion). CGI’s shares are listed on the TSX (GIB.A) and the

NYSE (GIB) and are included in the S&P/TSX Composite Index as well as the S&P/TSX Capped Information Technology and MidCap Indices. Website: www.cgi.com.

Forward-Looking Statements
All statements in this press release that do not directly and exclusively relate to historical facts constitute forward-looking statements. The words “believe”, “estimate”, “expect”, “intend”, “anticipate”, “foresee”, “plan”, “guidance”, “run-rate” and similar expressions and variations thereof, identify certain of such forward-looking statements, which speak only as of the date on which they are made. These statements represent CGI’s intentions, plans, expectations, and beliefs, and are subject to risks, uncertainties, and other factors, of which many are beyond the control of CGI. Important factors that could cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements include among others: the timing, completion and accounting and tax treatment of the acquisition of AMS, the value of the consideration for the acquisition of AMS, production and development opportunities, the conduct of worldwide operations, our ability to realize the anticipated earnings accretion, cost savings, revenue enhancements, operating efficiencies and other benefits from the acquisition of AMS, foreign exchange rate fluctuations and general economic conditions (such as changes in interest rates and the performance of the financial markets, changes in domestic and foreign laws, regulations and taxes, changes in competition and pricing environments, the occurrence of significant natural disasters, civil unrest and general market and industry conditions). For a more comprehensive review of risk factors, please refer to our MD&A contained in our 2003 Annual Report and our 2004 First Quarter Report, both filed with Securities Regulators in Canada and available at www.sedar.com and with the United States Securities and Exchange Commission and available at www.sec.gov. CGI disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.

For more information:

CGI
Investor relations

Julie Creed, vice-president, investor relations
(312) 201-4803

Ronald White, director, investor relations
(514) 841-3230

Media relations

Eileen Murphy, director, media relations
(514) 841-3430